Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Johnson Controls International plc

Tyco Fire & Security Finance S.C.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(3)	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	Rule 457(r)

	Equity	Ordinary Shares	Rule 457(r)

	Equity	Preferred Shares	Rule 457(r)

	Equity	Depositary Shares	Rule 457(r)

	Other	Purchase Contracts	Rule 457(r)

	Other	Warrants	Rule 457(r)

	Other	Units	Rule 457(r)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

(1)

Any securities registered may be sold separately or as units with other securities registered and may include hybrid securities consisting of a combination of features of any of the securities listed in the table.

(2)

An indeterminate aggregate offering price or number or amount of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. The amount to be registered, the proposed maximum offering price per unit and the proposed maximum aggregate offering price are not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.F. of Form S-3. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(3)

In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrants are deferring payment of all of the registration fee. Registration fees will be paid subsequently on a “pay-as-you-go” basis.

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